EXHIBIT 99.1

Consolidated Communications Reports Second Quarter 2015 Results

  Refinanced high cost bonds to save over $6.0 million in annual interest costs
  Achieved $1.0 million in additional synergies and increased the target by $3.0 million
  Increased year over year commercial and carrier revenue by 2.6%
  Delivered another solid quarter of growth in data adds and fiber to the cell sites

MATTOON, Ill., Aug. 6, 2015 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the second quarter 2015.

Second quarter financial summary:

  Revenue was $201.0 million.
  Net cash from operations was $43.4 million.
  Adjusted EBITDA was $80.3 million.
  Dividend payout ratio was 76.7%.

"I am pleased that we continued our progress in executing on our key priorities," said Bob Udell, President and Chief Executive Officer. "The demand for high-bandwidth data services remains strong, and with our fiber-rich network, we are well positioned to continue to take advantage of these opportunities."

"The integration with Enventis is going very well. During the quarter, we achieved an additional $1.0 million in annual synergies reaching over 60% of the original two-year, $14 million target. We are ahead of schedule and have identified additional opportunities for efficiency improvement. Due to these benefits, we now expect to achieve $17.0 million in synergies compared to our original target of $14.0 million," Udell concluded.

"In June, we raised $300.0 million as an add-on to our 6.5% unsecured senior notes due 2022," said Steve Childers, Chief Financial Officer. "These proceeds were used to fully redeem the outstanding principal amount of our 10 7/8% unsecured senior notes that were due 2020, to pay the premium on the redemption, and to reduce the outstanding amount drawn on our revolver. This successful transaction provides us with over $6.0 million in annual interest savings."

Pro Forma Financial Results for the Second Quarter

We have presented various adjusted pro forma information in the following discussion and in the tables at the end of the release. This information is presented as if the acquisition of Enventis had occurred on January 1, 2014 in order to provide a better view of the period over period performance for the combined business.

  Revenues were $201.0 million, compared to $200.8 million for the second quarter of 2014. Solid growth in strategic sales channels were offset by declines in consumer voice and network access revenues. Excluding a $1.9 million increase in equipment sales and service, revenues decreased by $1.6 million.
  Income from operations was $27.7 million, compared to $27.1 million in the second quarter of 2014. The increase was primarily due to higher revenue, the synergies realized from the Enventis acquisition, and lower depreciation and amortization expenses. These items were partially offset by continued increases in video programming expenses.
  Interest expense, net was $20.4 million, compared to $21.8 million for the same period last year. The improvement in interest cost was attributable to the fourth quarter 2014 repurchases and current quarter redemption of our 10 7/8% senior notes. These notes were redeemed through proceeds received from an add-on to our 6.5% senior notes due 2022.
  Other income, net was $9.0 million, compared to $9.1 million for the same period in 2014.
  Adjusted diluted net income per share excludes the loss on extinguishment of debt for the redemption of our 10 7/8% senior notes and certain other items in the manner described in the table provided in this release. Adjusted diluted net income per share for the current quarter was $0.24 compared to $0.21 for the pro forma prior year period.
  Cash distributions from our Verizon Wireless partnerships were $7.1 million compared to $8.7 million for the second quarter of 2014. The lower distributions were primarily the result of the success of the Edge program, which allows customers to pay for their new or upgraded device over a period of time instead of at the time of sale.
  Adjusted EBITDA was $80.3 million compared to $84.2 million for the same period in 2014.
  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.40 times to one.

Financial Results for the Six Months Ended June 30, 2015

  Revenues were $393.6 million and adjusted EBITDA was $160.0 million.

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $25.5 million, and the dividend payout ratio was 76.7%. At June 30, 2015, cash and cash equivalents were $6.9 million. Capital expenditures for the quarter were $33.0 million.

Financial Guidance

Consolidated is updating its full year guidance to reflect the strong demand in fiber based wireless backhaul, commercial sales growth opportunities and the redemption of its 10 7/8% bonds. The table below reflects pro forma results for the full year of 2014.

	2015 Updated Guidance	2015 Previous Guidance	2014 Pro Forma Results
Cash Interest Expense	$76.5 million to $77.5 million	$78.0 million to $81.0 million	$81.4 million
Cash Income Taxes	$2.0 million to $3.0 million	$4.0 million to $8.0 million	$12.4 million
Capital Expenses*	$128.0 million to $132.0 million	$122.0 million to $129.0 million	$131.3 million

*2015 capital guidance includes $5.2 million of integration related expenses.

Dividend Payments

On August 3, 2015, Consolidated's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on November 2, 2015 to stockholders of record at the close of business on October 15, 2015. This will represent the 41st consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss second quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. The conference call dial-in number is 1-877-374-3981 with pass code 83129779. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until August 13, 2015 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in certain respects from the ratios used in our Senior Notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its 11-state operations. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. The Company leverages its advanced fiber optic network to offer a wide range of solutions including: High Speed Internet, Metro Ethernet, Digital TV, Voice, Wireless Backhaul and Cloud and Managed services.

Safe Harbor

The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions.  Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate Enventis' operations and realize the synergies from the acquisition, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to shareholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words "believe", "expect", "anticipate", "estimate", "project", "intend", "plan", "should", "may", "will", "would", "will be", "will continue" or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we disclaim any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	June 30,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$ 6,946	$ 6,679
Accounts receivable, net	87,096	77,536
Income tax receivable	25,195	18,940
Deferred income taxes	13,374	13,374
Prepaid expenses and other current assets	20,093	17,616
Total current assets	152,704	134,145

Property, plant and equipment, net	1,122,652	1,137,478
Investments	115,688	115,376
Goodwill	764,630	764,630
Other intangible assets	50,146	56,322
Deferred debt issuance costs, net and other assets	16,600	19,313
Total assets	$ 2,222,420	$ 2,227,264

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 23,228	$ 15,277
Advance billings and customer deposits	31,567	31,933
Dividends payable	19,566	19,510
Accrued compensation	21,615	32,581
Accrued interest	9,183	6,784
Accrued expense	39,012	39,698
Current portion of long-term debt and capital lease obligations	10,102	9,849
Current portion of derivative liability	297	443
Total current liabilities	154,570	156,075

Long-term debt and capital lease obligations	1,406,566	1,356,753
Deferred income taxes	247,031	246,665
Pension and other post-retirement obligations	113,154	122,363
Other long-term liabilities	14,967	14,579
Total liabilities	1,936,288	1,896,435

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 50,509,148 and 50,364,579, shares outstanding as of June 30, 2015 and December 31, 2014, respectively	505	504
Additional paid in capital	311,827	357,139
Accumulated other comprehensive loss, net	(31,085)	(31,640)
Noncontrolling interest	4,885	4,826
Total shareholders' equity	286,132	330,829
Total liabilities and shareholders' equity	$ 2,222,420	$ 2,227,264

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net revenues	$ 201,010	$ 151,036	$ 393,588	$ 300,684
Operating expenses:
Cost of services and products	86,376	55,918	166,268	111,218
Selling, general and administrative expenses	43,085	32,711	85,033	65,286
Acquisition and other transaction costs	223	977	660	1,266
Depreciation and amortization	43,651	36,005	87,207	71,547
Income from operations	27,675	25,425	54,420	51,367
Other income (expense):
Interest expense, net of interest income	(20,429)	(19,728)	(41,103)	(39,559)
Loss on extinguishment of debt	(41,242)	--	(41,242)	--
Other income, net	8,964	9,061	15,348	16,494
Income (loss) before income taxes	(25,032)	14,758	(12,577)	28,302
Income tax expense (benefit)	(9,104)	4,871	(4,478)	9,993
Net income (loss)	(15,928)	9,887	(8,099)	18,309

Less: net income attributable to noncontrolling interest	40	80	59	178

Net income (loss) attributable to common shareholders	$ (15,968)	$ 9,807	$ (8,158)	$ 18,131

Net income (loss) per basic and diluted common share attributable to common shareholders	$ (0.32)	$ 0.24	$ (0.16)	$ 0.45

Consolidated Communications Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		Pro Forma		Pro Forma
	2015	2014	2015	2014

Net revenues	$ 201,010	$ 200,760	$ 393,588	$ 394,648
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	129,684	125,763	251,961	246,094
Depreciation and amortization	43,651	47,861	87,207	95,259
Income from operations	27,675	27,136	54,420	53,295
Other income (expense):
Interest expense, net of interest income	(20,429)	(21,828)	(41,103)	(43,779)
Loss on extinguishment of debt	(41,242)	--	(41,242)	--
Other income, net	8,964	9,061	15,348	16,494
Income (loss) from before income taxes	(25,032)	14,369	(12,577)	26,010
Income tax expense (benefit)	(9,104)	4,767	(4,478)	9,217
Net Income (loss)	(15,928)	9,602	(8,099)	16,793
Less: net income attributable to noncontrolling interest	40	80	59	178

Net income (loss) attributable to common shareholders	$ (15,968)	$ 9,522	$ (8,158)	$ 16,615

Net income (loss) per basic and diluted common share attributable to common shareholders	$ (0.32)	$ 0.19	$ (0.16)	$ 0.33

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
OPERATING ACTIVITIES
Net income	$ (15,928)	$ 9,887	$ (8,099)	$ 18,309
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	43,651	36,005	87,207	71,547
Deferred income taxes	5	(535)	5	(535)
Cash distributions from wireless partnerships in excess of/(less than) earnings	(1,914)	(706)	(1,556)	23
Non- cash stock-based compensation	710	940	1,523	1,724
Amortization of deferred financing	879	711	1,822	1,341
Loss on extinguishment of debt	41,242	--	41,242	--
Other adjustments, net	12	512	698	1,903
Changes in operating assets and liabilities, net	(25,245)	(8,163)	(27,026)	(7,267)
Net cash provided by operating activities	43,412	38,651	95,816	87,045
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(32,986)	(25,041)	(65,538)	(50,446)
Proceeds from sale of assets	28	9	57	1,250
Proceeds from the sale of investments	846	--	846	--
Net cash used in investing activities	(32,112)	(25,032)	(64,635)	(49,196)
FINANCING ACTIVITIES
Proceeds on bond offering	294,780	--	294,780	--
Proceeds on issuance of long-term debt	20,000	16,000	40,000	26,000
Payment of capital lease obligation	(222)	(160)	(444)	(317)
Payment on long-term debt	(42,275)	(13,275)	(59,550)	(30,550)
Redemption of senior notes	(261,874)	--	(261,874)	--
Payment of financing costs	(4,468)	(2,524)	(4,468)	(2,524)
Share repurchases for minimum tax withholding	(68)	--	(282)	--
Dividends on common stock	(19,566)	(15,607)	(39,076)	(31,127)
Net cash used in financing activities	(13,693)	(15,566)	(30,914)	(38,518)
Net change in cash and cash equivalents	(2,393)	(1,947)	267	(669)
Cash and cash equivalents at beginning of period	9,339	6,829	6,679	5,551
Cash and cash equivalents at end of period	$ 6,946	$ 4,882	$ 6,946	$ 4,882

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	PRO FORMA
	Q2'14	Q3'14	Q4'14	Q1'15	Q2'15
Commercial and carrier:
Data and transport services (includes VoIP)	$ 41,924	$ 42,831	$ 43,392	$ 45,055	$ 45,049
Voice services	27,188	26,834	26,346	26,055	26,213
Other	3,102	2,984	3,414	2,596	2,841
	72,214	72,649	73,152	73,706	74,103
Consumer:
Broadband (VoIP, Data and Video)	53,806	53,516	53,394	53,725	54,051
Voice services	16,752	16,688	16,085	15,556	15,120
	70,558	70,204	69,479	69,281	69,171

Equipment Sales and Service	17,441	22,258	11,062	10,853	19,309
Subsidies	14,851	14,040	14,348	14,392	14,516
Network Access	20,802	19,680	19,789	19,399	19,056
Other products and services	4,894	4,618	4,818	4,947	4,855
Total operating revenue	$ 200,760	$ 203,449	$ 192,648	$ 192,578	$ 201,010

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	PRO FORMA
	Q2'14	Q3'14	Q4'14	Q1'15	Q2'15

Local calling service	30,980	30,472	29,905	29,281	29,246
Network access revenues	29,252	28,439	28,370	28,451	28,557
Subsidies	14,851	14,040	14,348	14,392	14,516
Long distance services	5,922	5,778	5,613	5,628	6,132
Data and internet service	81,696	82,031	82,153	84,260	83,585
Equipment sales and services	17,407	22,224	11,008	10,853	19,309
Other services	20,652	20,465	21,251	19,713	19,665
Total	200,760	203,449	192,648	192,578	201,010

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		Pro forma		Pro forma
	2015	2014	2015	2014
Net income (loss)	$ (15,928)	$ 9,602	$ (8,099)	$ 16,793
Add (subtract):
Income tax expense (benefit)	(9,104)	4,767	(4,478)	9,217
Interest expense, net	20,429	21,828	41,103	43,779
Depreciation and amortization	43,651	47,861	87,207	95,259
EBITDA	39,048	84,058	115,733	165,048

Adjustments to EBITDA (1):
Other, net (2)	33,501	(9,660)	28,600	(17,328)
Investment distributions (3)	7,087	8,706	14,166	17,792
Non-cash compensation (4)	710	1,132	1,523	2,147
Adjusted EBITDA	$ 80,346	$ 84,236	$ 160,022	$ 167,659

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, acquisition and non-recurring related costs and certain miscellaneous items.
(3) Includes all cash dividends and other cash distributions received from our investments.
(4) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015

Adjusted EBITDA	$ 80,346	$ 160,022

- Cash interest expense	(19,853)	(39,838)
- Capital expenditures	(32,986)	(65,538)
- Cash income taxes	(1,985)	(1,788)

Cash available to pay dividends	$ 25,522	$ 52,858

Dividends Paid	$ 19,566	$ 39,076
Payout Ratio	76.7%	73.9%

* The above calculation excludes the principal payments on the amortization of our debt

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan, net of discount $3,646	$ 892,704
Revolving loan	24,000
Senior unsecured notes due 2022, net of discount $5,174	494,826
Capital leases	5,138
Total debt as of June 30, 2015	$ 1,416,668
Less cash on hand	(6,946)
Total net debt as of June 30, 2015	$ 1,409,722

Adjusted EBITDA for the last twelve months ended June 30, 2015	$ 320,417

Total Net Debt to last twelve months
Adjusted EBITDA	4.40x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
		Pro Forma		Pro Forma
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Net income (loss)	$ (15,928)	$ 9,602	$ (8,099)	$ 16,793
Transaction and severance related costs, net of tax	1,173	--	2,564	--
Loss on extinguishment of debt, net of tax	26,230	--	26,560	--
Loss related to sale of building, net of tax	--	--	--	477
Impairment charge for CVIN investment, net of tax	--	--	539	--
Non-cash stock compensation, net of tax	452	756	981	1,387
Adjusted net income	$ 11,927	$ 10,358	$ 22,545	$ 18,657

Weighted average number of shares outstanding	50,175	50,021	50,161	50,021
Adjusted diluted net income per share	$ 0.24	$ 0.21	$ 0.45	$ 0.37

* Calculations above assume a 36.4% and 33.2% effective tax rate for the three months ended and 35.6% and 35.4% for the six months ended June 30, 2015 and 2014, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	30-Jun-15	31-Mar-15	% Change in Qtr	30-Jun-14	% Change yoy

Voice Connections	493,540	498,121	(0.9%)	514,875	(4.1%)

Data and Internet Connections	448,944	446,621	0.5%	438,903	2.3%

Video Connections	122,155	123,208	(0.9%)	124,289	(1.7%)

Business and Broadband as % of total revenue	80%	79%	1.3%	79%	1.3%

Fiber route network miles (long-haul and metro)	13,262	13,038	1.7%	12,400	7.0%

On-net buildings	4,840	4,804	0.7%	4,660	3.9%

Consumer Customers	272,882	274,484	(0.6%)	285,469	(4.4%)

Consumer ARPU	$84.50	$84.13	0.4%	$82.39	2.6%

Note:
BB% includes commercial/carrier, equipment sales and service, directory, consumer broadband and special access
All periods are pro forma for the Enventis acquisition
CONTACT: Company Contact:
         Matt Smith
         Treasurer and VP of Finance & IR
         217-258-2959
         matthew.smith@consolidated.com